Exhibit 3.22

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

DOSTEON SOLUTIONS, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF DOSTEON SOLUTIONS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is entered into this 31st day of January, 2006, by Hanger Orthopedic Group, Inc., a Delaware corporation (the “Member”).

ARTICLE 1

FORMATION

Section 1.1             Name.

The name of the limited liability company is “Dosteon Solutions, LLC” (the “Company”), and all business of the Company shall be conducted under that name or under any other name approved by the Manager (as defined herein), but in any case, only to the extent permitted by applicable law.

Section 1.2             Registered Agent and Office.

The Company’s resident agent for service of process and registered office shall be The Corporation Trust Incorporated.  The address of the Corporation’s resident office in the State of Maryland is The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland 21202.  The Manager may, from time to time, pursuant to Section 4A-210 of the Maryland Limited Liability Company Act (the “Act”), change the registered agent or office.

Section 1.3             Business Purpose.

The business purpose of the Company shall be the business of orthotics and prosthetics and providing a range of services (including rehabilitation services) to patients as an alternative to surgery or following surgery and any and all lawful business for which limited liability companies may be organized under the laws of the State of Maryland.  Subject to the terms of this Agreement, the Company shall have all powers of a limited liability company under the Act.

Section 1.4             Term.

The term of the Company shall be perpetual until dissolved in accordance with this Agreement.

ARTICLE 2

MANAGERS

Section 2.1             Management.

(a)           The management of the Company shall be vested in one or more Managers.  The Manager may at his discretion, delegate such powers and duties to officers and employees of the Company as he deems fit.

(b)           The Manager shall have authority to conduct all ordinary business, as described in Section 1.3 of this Agreement, on behalf of the Company, in accordance with the Act and may execute and deliver on behalf of the Company any contract, conveyance, note or similar document; provided, however, that without the consent of the Member, the Manager shall not have the authority to:

(i)                                     do any act in contravention of this Agreement;

(ii)                                  admit new Members to the Company;

(iii)                               issue additional equity interests in the Company or options therefor;

(iv)                              amend this Agreement or the Articles of Organization of the Company;

(v)                                 do any act which would make it impossible to carry on the ordinary business of the Company;

(vi)                              enter into or vary any transaction or agreement between the Company and an affiliate of the Company;

(vii)                           create, incur, assume or guarantee any indebtedness, contingent or otherwise, other than trade accounts payable arising in the ordinary course of business;

(viii)                        create, incur or assume any lien, charge or other encumbrance on any assets of the Company;

(ix)                                redeem, retire or repurchase any equity interest in the Company;

(x)                                   make any investment except in cash or cash equivalents;

(xi)                                co-mingle Company funds with funds of the Manager;

(xii)                             confess a judgment against the Company;

(xiii)                          merge or consolidate the Company with or into any other entity or change or reorganize the Company into any other legal form;

(xiv)                         execute or deliver any general assignment for the benefit of creditors of the Company or permit the entry of an order of relief against the Company under any state or federal bankruptcy laws;

(xv)                            sell or transfer any asset of the Company; or

(xvi)                         do any other act which requires the consent of a majority or more of the members under the Act.

Section 2.2             Appointment of Managers.

The Member shall set the number of Managers and shall appoint the Managers.  The initial number of Managers is one and the initial Manager shall be Hanger Orthopedic Group, Inc.  The salary of the Manager, if any, shall be set by the Member.

Section 2.3             Resignation and Removal of Managers.

The Manager shall hold office until such Manager’s successor is appointed by the Member or until such Manager’s earlier resignation, death, dissolution and/or liquidation or removal by the Member.  The Manager may resign at any time upon written notice to the Company, and the Manager may be removed with or without cause by the Member.

ARTICLE 3

MEMBERS/CAPITAL CONTRIBUTION

Section 3.1             Authority of the Member.

The Member shall not, except in its capacity as a Manager or officer, participate in the management or control of the Company’s business, transact any business for the Company, or have the power to act for or bind the Company.

Section 3.2             Rights of the Member.

The Member shall have the following rights:

(a)           the Member may elect to dissolve the Company;

(b)           the Member may consent to any actions specifically requiring its consent or approval pursuant to this Agreement or the Act; and

(c)           the Member may take any other action specifically authorized pursuant to this Agreement.

Section 3.3             Cessation Event.

A Member shall cease to be a Member solely upon the occurrence of any one of the events provided in Sections 4A-603, 4A-605 and 4A-606 of the Act.

Section 3.4             Capital Contribution.

The Member shall make an initial contribution in the amount of $1,000.00 within sixty (60) days after the filing of the Articles of Organization with the State Department of Assessments and Taxation.  No interest shall accrue on the capital contribution described in the foregoing sentence and the Member shall not have the right to withdraw or be repaid any contribution to the extent that such withdrawal or repayment would not be permitted under the Act.

Section 3.5             No Certificates.

The Company shall not issue certificates evidencing the ownership of the Membership Interests by any of its Members.  The Company’s Membership Interests are owned by the Member as set forth on Exhibit A attached hereto, as it may be amended from time to time.  “Membership Interests” shall mean the ownership interests of the respective Members in the Company, which may be expressed as a percentage equal to such Member’s aggregate capital contributions divided by the aggregate capital contributions of all Members.

ARTICLE 4

TITLE TO COMPANY PROPERTY

All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, the Member shall have no ownership interest in any Company property in its individual name or right, and the Member’s interest in the Company shall be personal property for all purposes.

ARTICLE 5

SEPARATENESS/OPERATIONS MATTERS

The Company shall:

(a)           maintain books and records and bank accounts separate from those of any other person;

(b)           maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(c)           observe all customary organizational and operational formalities;

(d)           hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(e)           prepare separate tax returns, if necessary, and separate financial statements;

(f)            allocate and charge fairly and reasonably any common employee or overhead shared with any affiliate;

(g)           transact all business with affiliates on an arms-length basis and pursuant to enforceable agreements;

(h)           conduct business in its own name, and use separate stationery, invoices and checks;

(i)            not commingle its assets or funds with those of any other person; and

(j)            not assume, guarantee or pay the debts or obligations of any other person.

ARTICLE 6

OFFICERS

The officers of the Company, if any, shall consist of such individuals as may be appointed by the Manager.  Any two or more offices may be held by the same person.  The salary of each officer, if any, shall be set by the Manager.  Each officer shall serve for the term of office for which he is appointed and until his successor has been appointed and has qualified, or his earlier death, resignation, or removal by the Manager.  The initial officers of the Company shall be:  President, Ivan R. Sabel; Vice President, Thomas F. Kirk; Treasurer, George E. McHenry; Secretary, Jason P. Owen; Assistant Treasurer, Jason P. Owen; Assistant Secretary, George E. McHenry; Assistant Secretary, Thomas C. Hofmeister; Assistant Secretary, Ambrose Phillips.

ARTICLE 7

INDEMNIFICATION AND LIABILITY

Section 7.1             Indemnification

The Company may indemnify the Member, Manager and officers of the Company to the fullest extent authorized pursuant to the Act.

Section 7.2             Liability

To the fullest extent allowable by the Act, the officers, Managers and/or the Members shall have no personal liability to the Company or its Members for damages for any breach of duty in such capacity, provided that this provision shall not eliminate or limit the liability of any officer or Manager if a judgment or final adjudication adverse to such officer or Manager establishes (a) that such officer’s or Manager’s acts or omissions were (i) in bad faith or (ii) involved intentional misconduct or a knowing violation of law; or (b) that such officer or Manager personally gained in fact a financial profit or other advantage to which such officer or Manager was not legally entitled.

ARTICLE 8

DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES

AND ADDITIONAL MEMBERS

Section 8.1             Disposition.

The Member’s interest in the Company is transferable either voluntarily or by operation of law.  The Member may dispose of all or a portion of the Member’s interest.  Notwithstanding any provision of the Act to the contrary and at the discretion of the transferring Member, the transferee of the Member’s interest in the Company may be admitted as a Member upon the completion of the transfer without further action; provided that, if such transfer results in more than one Member, the provisions of this Agreement shall terminate and the Company shall be governed by the Act (until such time as the Members enter into a new Operating Agreement).

Section 8.2             Admission of Additional Members.

Subject to Section 2.1, the Manager may admit additional Members and determine the capital contribution associated therewith, and thereafter, the provisions of this Agreement shall terminate and the Company shall be governed by the Act (until such time as the Members enter into a new Operating Agreement).

ARTICLE 9

DISSOLUTION

Except as otherwise provided in this Article, the Company shall be dissolved only upon election by the Member or the events specified in Section 4A-902 of the Act or in the event of a judicial dissolution as contemplated under Section 4A-903 of the Act. Dissolution of the Company shall be effective on the date designated by the Member in the event of dissolution by election of the Member.

ARTICLE 10

WINDING UP

Section 10.1           Winding Up.

(a)           Upon dissolution, the Company shall cease carrying on business, as distinguished from the winding up of the Company business, but the Company shall continue to exist until the winding up of the affairs of the Company is completed and the articles of cancellation have been filed with the Maryland State Department of Assessments and Taxation.

(b)           Upon the winding up of the Company, the Company property shall be distributed:

(i)                                     to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities; and

(ii)                                  thereafter, to the Member(s).  Such distributions shall be in cash, property other than cash, or partly in both, as determined by the Manager(s).

ARTICLE 11

GENERAL PROVISIONS

Section 11.1           Headings.

The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.2           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

Section 11.3           Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

Section 11.4           Waivers.

No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 11.5           Agreement; Effect of Inconsistencies with Law.

This Agreement shall govern the existence and organization of the Company, and except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.

[The next page is the signature page. ]

IN WITNESS WHEREOF, the sole Member has executed this Agreement effective as of the date first written above.

SOLE MEMBER:

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Thomas F. Kirk
Thomas F. Kirk, President

Agreement of Manager as of the 31st day of January, 2006.  The undersigned Manager hereby agrees to be the Manager of the Company pursuant to the Limited Liability Company Operating Agreement and hereby agrees to abide by the provisions of the Limited Liability Company Operating Agreement and the Act, to the extent applicable, as they relate to the activities of the Manager and the operation of the Company.

MANAGER:

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Thomas F. Kirk
Thomas F. Kirk, President

EXHIBIT A

MEMBERSHIP INFORMATION

	Capital	Membership
Member	Contribution	Interest

Hanger Orthopedic Group, Inc.	$1,000.00	100%